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                                                                    EXHIBIT 2(C)

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of April 30, 1996, among CHECKFREE CORPORATION, a Delaware corporation ("Parent"), ISC ACQUISITION CORPORATION, an Ohio corporation and a wholly owned subsidiary of Parent ("Acquisition"), and SECURITY APL, INC., an Illinois corporation (the "Company").

                                    RECITALS

         A. Parent, Acquisition and the Company entered into an Agreement and Plan of Merger, dated as of March 21, 1996 (the "Merger Agreement"), which provides for the merger of Acquisition into the Company (the "Merger") and the exchange of all issued and outstanding shares of common stock of the Company into shares of common stock, $.01 par value, of Parent. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         B. The parties hereto desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment.

                                   AGREEMENT

         In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

         1. AMENDMENT CONCERNING ACCOUNTING TREATMENT OF MERGER. The Merger Agreement shall be amended by inserting a new Section 2.08 to read in its entirety as follows:

         SECTION 2.08 PURCHASE OF PARENT COMMON STOCK FOR PURCHASE ACCOUNTING TREATMENT.

                 (a) If on or before September 30, 1996, Parent accounts for the business combinations to be effected by the Merger under the purchase method of accounting rather than under the pooling-of-interests method of accounting as the result of actions taken by Parent, then Parent shall notify the former shareholders of the Company who received Parent Common Stock in the Merger (the "Former Shareholders") in writing within five (5) business days of the date on which such change in accounting treatment is determined (the "Purchase Notice").

                 (b) Within ten (10) business days after the date of the Purchase Notice, each Former Shareholder shall have the right and option to require Parent to purchase up to ten percent (10%) of the number of shares of Parent Common Stock received by such Former Shareholder in the Merger (the "Put Shares") at a price of $19.00 per share (the "Put Purchase Price").

                 (c) Each Former Shareholder may exercise his or her respective rights to require Parent to purchase the Put Shares by surrendering for such purpose to Parent, at its principal office, the certificates for the Put Shares free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice stating that the Former Shareholder requests Parent to purchase the Put Shares in accordance with the provisions of this Section 2.08. As promptly as practicable, and in any event within ten (10) business days after the surrender of the certificates representing the Put Shares and the receipt of such notice relating thereto, Parent shall deliver or cause to be delivered to the Former Shareholder the Put Purchase Price or the portion thereof which Parent is not then prohibited under applicable law and regulation from so delivering.

                 (d) To the extent that Parent is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from purchasing the Put Shares in full at any time that it may be required to do so hereunder, Parent shall immediately so notify each affected Former Shareholder and thereafter deliver or cause to be delivered, from time to time, to each affected Former Shareholder the portion of the Put Purchase Price which it is no
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longer prohibited from delivering, within ten (10) business days after the date on which Parent is no longer so prohibited. Upon receipt of such notice from Parent and for a period of fifteen (15) days thereafter, any affected Former Shareholder may revoke his or her notice of purchase of the Put Shares by written notice to Parent at its principal office stating that the Former Shareholder elects to revoke its election to exercise its right to require Parent to purchase the Put Shares, whereupon Parent will promptly deliver to such Former Shareholder the certificates representing the Put Shares surrendered to Parent for purposes of such purchase. Whether or not such election is revoked, Parent hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Parent to purchase the Put Shares as promptly as practicable.

                 (e) In the event that a Former Shareholder exercises his or her respective rights to require Parent to purchase the Put Shares, the number of shares of Registrable Securities for which such Former Shareholder is entitled to registration rights in accordance with the Registration Rights Agreement attached as EXHIBIT A to the Merger Agreement shall be reduced by the number of Put Shares purchased by Parent with respect to Parent's first registration of Registrable Securities pursuant to Section 5 of the Registration Rights Agreement.

          2. Ratification. Except as otherwise amended hereby, the Merger Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


CHECKFREE CORPORATION                             ISC ACQUISITION CORPORATION

By: /s/ Peter J Kight                             By: /s/ Peter J. Kight
    ------------------------------                    -------------------------
    Peter J. Kight, President  and                    Peter J. Kight, President
    Chief Executive Officer

SECURITY APL, INC.

By: /s/ Jay N. Whipple, III
    ------------------------------
    Jay N. Whipple, III, President




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